EXHIBIT 10.3

Description of Oral Contract by and Between Myroslav Tsapaliuk and UA Granite Corporation

Myroslav Tsapaliuk, sole officer and director of UA Granite Corporation, a Nevada corporation (the “Company”), has agreed to loan the Company funds, however, he has no firm commitment, arrangement or legal obligation to advance or loan funds to the Company.  Mr. Tsapaliuk has not agreed on any amount that may be loaned or what any of the terms of the loan would be.